Sonder Holdings Inc. Appoints Travel Executive Michelle Frymire to Board of Directors

SAN FRANCISCO, September 12, 2022 - Sonder Holdings Inc. (“Sonder”, NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today changes to the Company’s Board of Directors, including the appointment of Michelle Frymire.

A seasoned travel sector executive, Ms. Frymire has served as Chief Executive Officer of CWT, one of the world’s largest travel management platforms providing business travel, meetings, and event management for some of the world’s biggest global companies. Prior to serving as CEO, Ms. Frymire was President and CFO, responsible for driving global business strategy and transformation by building an integrated and collaborative approach to business support and change across CWT. She was also appointed to the United States Travel and Tourism Advisory Board to provide advice and counsel on issues that affect the U.S. travel and tourism industry.

“Michelle is one of the foremost travel and tourism sector experts in the United States. Her deep experience in driving global strategy as well as overseeing product and technology platform investments will bring strong contributions to our future development as a global hospitality leader. We’re ecstatic to welcome Michelle to our Board of Directors,” said Francis Davidson, Co-Founder and CEO of Sonder and Chair of the Board.

“Sonder is a leader in delivering a modern hospitality experience that resonates with the current and future generation of travelers. I’m pleased to be joining Sonder and look forward to working alongside leadership as the company captures an increasing share of the travel recovery while executing on their Cash Flow Positive Plan,” said Ms. Frymire.

Ms. Frymire has also previously served as Chief Financial Officer for U.S. Risk Insurance Group, LLC, as Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc., and has occupied a variety of executive-level finance positions in the airline industry over the course of her career.

In addition, Manon Brouillette, Executive Vice President and CEO of Verizon Consumer Group, has resigned from Sonder’s Board of Directors in order to focus on her current professional responsibilities at Verizon.

“It’s been incredible to be a part of all that Sonder has accomplished over the last few years, weathering a pandemic and successfully entering the public markets while redefining the hospitality experience. I would especially like to thank the management team and my fellow members of the Board for their profound commitment to this great company,” said Ms. Brouillette.

“A big thank you to Manon for her partnership and collaboration over the last few years. We’re really grateful for her contributions and wish her the best going forward,” said Mr. Davidson.

About Sonder Holdings Inc.
Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.
To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.

Download the Sonder app on Apple or Google Play.

Contacts
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